AMENDMENT TO PARTICIPATION AGREEMENT

This AMENDMENT TO PARTICIPATION AGREEMENT (the "Amendment") is made and entered into as of this 31st day of October, 2003, by and among FIDELITY INVESTMENTS LIFE INSURANCE COMPANY (the "Company"), on its own behalf and on behalf of each separate account of the Company identified in the Participation Agreement (as defined below), THE UNIVERSAL INSTITUTIONAL FUNDS, INC. (formerly, Morgan Stanley Universal Funds, Inc.) (the "Fund") and MORGAN STANLEY INVESTMENT MANAGEMENT INC. (formerly, Morgan Stanley Asset Management Inc.) (the "Adviser").

WHEREAS, the Company, the Fund, the Adviser and Morgan Stanley Investments LP (formerly, Miller Anderson & Sherrerd, LLP) ("MSI") have entered into a Participation Agreement dated as of September 1, 1997, as such agreement may be amended from time to time (the "Participation Agreement"); and

WHEREAS, effective May 1, 2002, MSI assigned to the Adviser all of the rights and obligations of MSI under the Participation Agreement and the Adviser accepted assignment of such rights and assumed corresponding obligations from MSI on such terms; and

WHEREAS, the Company, the Fund and the Adviser wish to amend the Participation Agreement in certain respects.

NOW, THEREFORE, in consideration of their mutual promises, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, the Fund and the Adviser agree to amend the Participation Agreement as follows:

1. Schedule A of the Participation Agreement is deleted and replaced in its entirety with the attached Schedule A.

2. Except as provided herein, the Participation Agreement shall remain in full force and effect. This Amendment and the Participation Agreement, as amended, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and fully supersede any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof. In the event of any conflict between the terms of this Amendment and the Participation Agreement, the terms of this Amendment shall control.

3. This Amendment may be amended only by written instrument executed by each party hereto.

4. This Amendment shall be effective as of the date written above.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative and its seal hereunder affixed hereto as of the date specified above.

FIDELITY INVESTMENTS LIFE INSURANCE COMPANY	THE UNIVERSAL INSTITUTIONAL FUNDS, INC.
By: ________________________	By: ________________________
Name: ________________________	Name: ________________________
Title: ________________________	Title: ________________________
MORGAN STANLEY INVESTMENT MANAGEMENT INC.
By: ________________________
Name: ________________________
Title: ________________________

SCHEDULE A

SEPARATE ACCOUNTS AND CONTRACTS

Name of Separate Account and Date Established by Board of Directors	Form Number* and Name of Contract Funded by Separate Account

Fidelity Investments Variable Annuity Account I, established July 22, 1987	FVA-88200 FVA-88201 FVIA-92100 NRR - 96100 NRR - 96101 VA-1/87
Fidelity Investments Variable Life Account I, established July 22, 1987	VUL-2003-GEN SVUL-2003-GEN

* Refers to the basic contract. While there are state specific contracts having different contract numbers, they are variations of these basic contracts.

A-1